UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2014

Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On February 28, 2014, Global Payments Inc. (the “Company”) and certain wholly owned subsidies of the Company, as borrowers, entered into an Amended and Restated Term Loan Agreement (the “Term Loan Agreement”) and an Amended and Restated Credit Agreement (the “Revolving Credit Facility Agreement” and, together with the Term Loan Agreement, the “Agreements”), each with Bank of America, N.A. (“Bank of America”), as administrative agent, and a syndicate of financial institutions, as lenders and other agents. The Term Loan Agreement and the Revolving Credit Facility Agreement amended and restated the term loan agreement dated September 28, 2012 and the credit agreement dated December 7, 2010, respectively.
The Term Loan Agreement provides for a five-year senior unsecured $1.25 billion term loan facility (the “Term Loan”), and the Revolving Credit Facility Agreement provides for a senior unsecured $1.0 billion revolving credit facility that expires in February 2019 (the “Revolving Credit Facility”). Pursuant to the Term Loan Agreement, 27.5% of the Term Loan must be repaid in increasing quarterly installments commencing in May 2015 and ending in November 2018, with the remaining principal balance due upon maturity in February 2019; provided, however, that the Term Loan may be prepaid without penalty. Each of the Agreements provides for an interest rate, at the election of the borrowers, of either (i) LIBOR plus a margin ranging from 1.0% to 2.0% or (ii) a base rate plus a margin ranging from 0.0% to 1.0%, in each case depending on the Company’s leverage ratio. The base rate is the highest of (a) the Federal Funds Effective Rate (as defined in the Agreements) plus 0.50%, (b) the Bank of America prime rate and (c) LIBOR plus 1.0%.
Upon the closing of the Term Loan and the Revolving Credit Facility, which occurred on February 28, 2014, the Company repaid the outstanding balance of its previously existing revolving credit facility and the outstanding balance of approximately $600 million on its previously existing term loan. The Company intends to use the remaining proceeds to support strategic growth initiatives, including acquisitions and ongoing share repurchases.
The Agreements contain customary affirmative and restrictive covenants, including, among others, financial covenants based on the Company’s leverage and fixed charge coverage ratios. Each of the Agreements includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations to be immediately due and payable.
The foregoing description of the Agreements is qualified in its entirety by reference to the Term Loan Agreement and the Revolving Credit Facility Agreement, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 of this Current Report is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure

On March 3, 2014, the Company issued a press release announcing the Term Loan and the Revolving Credit Facility. On March 5, 2014, the Company issued a press release announcing the closing of the Company's previously reported acquisition of Payment Processing, Inc., which occurred on March 4, 2014. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 to this Current Report and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d)    Exhibits

Exhibit No.	Description
10.1
Amended and Restated Term Loan Agreement, dated as of February 28, 2014, by and among the Company and Global Payments Direct, Inc., as borrowers, Bank of America, N.A., as administrative agent, and certain other lenders party thereto.

10.2
Amended and Restated Credit Agreement, dated as of February 28, 2014, by and among the Company and certain wholly owned subsidiaries of the Company, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and certain other lenders party thereto.

99.1	Press Release issued on March 3, 2014.
99.2	Press Release issued on March 5, 2014.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL PAYMENTS INC.

Date: March 5, 2014	By: /s/ David E. Mangum
David E. Mangum
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Term Loan Agreement, dated as of February 28, 2014, by and among the Company and Global Payments Direct, Inc., as borrowers, Bank of America, N.A., as administrative agent, and certain other lenders party thereto.

10.2
Amended and Restated Credit Agreement, dated as of February 28, 2014, by and among the Company and certain wholly owned subsidiaries of the Company, as borrowers, Bank of America, N.A., as administrative agent, swing line lender and letter of credit issuer, and certain other lenders party thereto.

99.1	Press Release issued on March 3, 2014.
99.2	Press Release issued on March 5, 2014.